UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2017

SPX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6948 (Commission File Number)	38-1016240 (IRS Employer Identification No.)

13320-A Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (980) 474-3700

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On December 19, 2017, SPX Corporation (the “Company”) and certain of its subsidiaries entered into a Second Amendment to Credit Agreement and Amendment to Guarantee and Collateral Agreement dated as of December 19, 2017 (the “Second Amendment”) to amend the Company’s existing Credit Agreement, dated as of September 1, 2015, as previously amended (the “Existing Credit Agreement” and, as amended by the Second Amendment, the “Credit Agreement”; capitalized terms used herein and not defined herein having the meanings given to such terms in the Credit Agreement), by and among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, Deutsche Bank AG Deutschlandgeschäft Branch, as foreign trade facility agent, and Bank of America, N.A., as administrative agent. The Second Amendment amended the Existing Credit Agreement to, among other things:

•	extend the term of each of the facilities under the Existing Credit Agreement to December 19, 2022;

•
reduce the available amount under the participation foreign credit instrument facility from $175 million to $145 million and the available amount under the bilateral foreign credit instrument facility from $125 million to $55 million;

•
make available to the Company a new term loan facility, fully funded on December 19, 2017, in the amount of $350 million, from which the Company applied approximately $328 million in proceeds to prepay its existing term loan facility under the Existing Credit Agreement in full;

•
adjust the maximum aggregate amount of additional commitments the Company may seek, without consent from the existing lenders, to add an incremental term loan facility and/or increase the commitments in respect of the domestic revolving credit facility, the global revolving credit facility, the participation foreign credit instrument facility and/or the bilateral foreign credit instrument facility to (i) the greater of (A) $200 million and (B) the Company’s Consolidated EBITDA for the preceding four fiscal quarters, plus (ii) an amount equal to all voluntary prepayments of the term loan facility and voluntary prepayments accompanied by permanent commitment reductions of revolving credit facilities and foreign credit instrument facilities, plus (iii) an unlimited amount so long as, immediately after giving effect thereto, the Company’s Consolidated Senior Secured Leverage Ratio for the prior four fiscal quarters does not exceed 2.75:1.00 (with the provisions described in clauses (ii) and (iii) being essentially unchanged from the Existing Credit Agreement);

•
permit unlimited Investments, capital stock repurchases and dividends, and prepayments of subordinated debt if the Company’s Consolidated Leverage Ratio, after giving pro forma effect to such payments, is less than 2.75 to 1.00 (previously 2.50 to 1.00);

•
increase the Consolidated Leverage Ratio that the Company is required to maintain as of the last day of any fiscal quarter to not more than 3.50 to 1.00 (or 4.00 to 1.00 for the four fiscal quarters after certain permitted acquisitions) and include certain add-backs in the definition of Consolidated EBITDA used in determining such ratio; and

•	adjust the per annum fees charged and the interest rate margins applicable to Eurodollar and alternate base rate loans, in each case based on the Consolidated Leverage Ratio, to be as follows:

Consolidated Leverage Ratio	Domestic Revolving Commitment Fee	Global Revolving Commitment Fee	Letter of Credit Fee	Foreign Credit Commitment Fee	Foreign Credit Instrument Fee	LIBOR Rate Loans	ABR Loans
Greater than or equal to 3.00 to 1.0	0.350%	0.350%	2.000%	0.350%	1.250%	2.000%	1.000%
Between 2.25 to 1.0 and 3.00 to 1.0	0.300%	0.300%	1.750%	0.300%	1.000%	1.750%	0.750%
Between 1.50 to 1.0 and 2.25 to 1.0	0.275%	0.275%	1.500%	0.275%	0.875%	1.500%	0.500%
Less than 1.50 to 1.0	0.250%	0.250%	1.375%	0.250%	0.800%	1.375%	0.375%

The foregoing is a summary of the Second Amendment and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1
Second Amendment to Credit Agreement and Amendment to Guarantee and Collateral Agreement, dated as of December 19, 2017, among SPX Corporation, the Foreign Subsidiary Borrowers, the Subsidiary Guarantors, the Lenders party thereto, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION
(Registrant)

Date: December 20, 2017	By:	/s/ Scott W. Sproule
Scott W. Sproule
Vice President, Chief Financial Officer and
Treasurer

S-1

EXHIBIT INDEX

Exhibit Number	Description

10.1
Second Amendment to Credit Agreement and Amendment to Guarantee and Collateral Agreement, dated as of December 19, 2017, among SPX Corporation, the Foreign Subsidiary Borrowers, the Subsidiary Guarantors, the Lenders party thereto, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, and Bank of America, N.A., as Administrative Agent.